UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	December 2, 2010

GEOS COMMUNICATIONS, INC.
(Exact name of Company as specified in its charter)

Washington	0-27704	91-1426372
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

430 North Carroll Avenue, Suite 120, Southlake, Texas	76092
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(817) 789-6000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

On December 2, 2010, Geos Communications, Inc. (the “Company”) sold 0.5% of its investment in the Company’s subsidiary, D Mobile, Inc., a Delaware corporation (“D Mobile”) for $50,000 to Michael Reardon, a director of the Company.  On December 22, 2010 the Company sold an additional 10% of its investment in its subsidiary D Mobile for $1,000,000 to an entity controlled by Stephen F. Butterfield, a current investor in the Company (“Butterfield”) and D Mobile.

Between December 22, 2010, and February 15, 2011, D Mobile sold newly issued shares of its common stock, par value $.01 per share (the “Shares”) pursuant to subscription agreements for the following amounts:  on December 22, 2010 D Mobile sold 8,000 Shares for $20,000 to a new investor in D Mobile;  on January 27, 2011, D Mobile sold 12,000 Shares for $30,000 to a new investor in D Mobile; on February 10, 2010, D Mobile sold 400,000 Shares for $1,000,000 to an entity controlled by Butterfield; on February 11, 2011, D Mobile sold 20,000 Shares for $50,000 to Andrew Berman, the Company’s Chief Executive Officer and a member of its Board of Directors, who also serves as D Mobile’s Chief Executive Officer and Chairman of its Board of Directors; and on February 15, 2011, D Mobile sold 20,000 Shares for $50,000 to a trust controlled by David Schafer, D Mobile’s Executive Vice President of Worldwide Sales.

On December 2, 2010, Bruce Friedman, a director of D Mobile, loaned D Mobile $50,000 to be repaid on the earlier of (i) the sale by the Company, subsequent to the date of the note, of $200,000 in the Shares held by the Company or (ii) February 28, 2011.  The note bears interests at a rate of 12% per annum.

Item 2.01                      Completion of Acquisition or Disposition of Assets.

As described in Item 1.01 above, in December of 2010, the Company disposed of 10.5% of its ownership stake in D Mobile in multiple transactions.  For a description of the transactions,  see the disclosure provided under Item 1.01 above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEOS COMMUNICATIONS, INC.
(Company)

Date	February 15, 2011
By:		/s/ Chris Miltenberger
Name		Chris Miltenberger
Title:		President